As filed with the U.S. Securities and Exchange Commission on June 24, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Castle Biosciences, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	8071	77-0701774
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

820 S. Friendswood Drive, Suite 201
Friendswood, Texas 77546
(866) 788-9007
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Derek Maetzold
President and Chief Executive Officer
Castle Biosciences, Inc.
820 S. Friendswood Drive, Suite 201
Friendswood, Texas 77546
(866) 788-9007
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas A. Coll, Esq. Karen E. Deschaine, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Peter N. Handrinos, Esq. Wesley Holmes, Esq. Anthony Gostanian, Esq. Latham & Watkins LLP 200 Clarendon Street Boston, Massachusetts 02116 (617) 880-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-239354)
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, $0.001 par value per share	$11,994,500	$1,557

(1)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $73,105,500 on a Registration Statement on Form S-1 (File No. 333-239354), which was declared effective by the Securities and Exchange Commission on June 24, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $11,994,500 is hereby registered, which includes the additional shares that the underwriters have the option to purchase.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Castle Biosciences, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-239354) (the “Prior Registration Statement”), which the Registrant filed with the Commission on June 22, 2020, and which the Commission declared effective on June 24, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate offering price of shares of common stock to be offered by the Registrant in the public offering by $11,994,500, which includes additional shares that the underwriters have the option to purchase. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-239354), filed with the Commission on June 22, 2020 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Friendswood, State of Texas, on the 24th day of June, 2020.

CASTLE BIOSCIENCES, INC.

By:	/s/ Derek J. Maetzold
Derek J. Maetzold
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Derek J. Maetzold	President, Chief Executive Officer and	June 24, 2020
Derek J. Maetzold	Member of the Board of Directors
(Principal Executive Officer)

/s/ Frank Stokes	Chief Financial Officer	June 24, 2020
Frank Stokes	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	June 24, 2020
Daniel M. Bradbury

*	Member of the Board of Directors	June 24, 2020
Bonnie H. Anderson

*	Member of the Board of Directors	June 24, 2020
Mara Aspinall

*	Member of the Board of Directors	June 24, 2020
G. Bradley Cole

*	Member of the Board of Directors	June 24, 2020
Joseph C. Cook III

*	Member of the Board of Directors	June 24, 2020
Miles D. Harrison

*	Member of the Board of Directors	June 24, 2020
David Kabakoff, Ph.D.

*By:	/s/ Derek J. Maetzold
Derek J. Maetzold Attorney-in-fact